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                                                                    EXHIBIT 12.1


          PRO FORMA CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                         YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------------------------
                                                    1994          1995          1996          1997           1998
                                                  --------      --------      --------      ---------      ---------
                                                                      (IN THOUSANDS, EXCEPT RATIOS)
COMPUTATION OF EARNINGS:
Income before provision for income taxes          $  9,874      $ 12,427      $ 27,756      $  53,159      $  73,373
Income from unconsolidated investments in
  power projects, net of distributions               2,754         2,854        (5,757)        (1,554)         2,275
Net fixed charges                                   24,108        32,903        48,673         66,518         93,014
                                                  --------      --------      --------      ---------      ---------
Total earnings                                    $ 36,736      $ 48,184      $ 70,672      $ 118,123      $ 168,662
                                                  ========      ========      ========      =========      =========

COMPUTATION OF FIXED CHARGES:
Interest expense                                  $ 23,887      $ 32,154      $ 45,294      $  61,466      $  86,726
Capitalized interest                                    --            --            --          5,308          7,388
1/3 of operating lease expense                         221           749         3,378          5,052          6,288
                                                  --------      --------      --------      ---------      ---------
Total fixed charges                               $ 24,108      $ 32,903      $ 48,672      $  71,826      $ 100,402
                                                  ========      ========      ========      =========      =========

Ratio of earnings to fixed charges                    1.52x         1.46x         1.45x          1.64x          1.68x
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